FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2004

Global Crossing Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

001-16201	98-0407042
(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street Hamilton, Bermuda	HM12
(Address of Principal Executive Offices)	(Zip Code)

(441) 296-8600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 19, 2004, the Board of Directors (the “Board”) of Global Crossing Limited (the “Company”) adopted the Senior Leadership Performance Program (the “Leadership Program”) at the recommendation of the Compensation Committee of the Board. The Leadership Program is a special long-term incentive program intended to retain key executives and to motivate them to help the Company achieve its financial goals. The participants in the Leadership Program include all executive officers of the Company and a limited group of additional key executives (collectively, the “Leadership Participants”).

Each Leadership Participant’s aggregate potential award under the Leadership Program (the “Maximum Award”) is an amount equivalent to such Leadership Participant’s regular annual cash bonus target opportunity as of the date on which the Leadership Program was approved. For executive officers, this amount ranges from 55% to 100% of base salary. Actual awards under the Leadership Program will be paid only if the Company achieves specified performance goals relating to earnings (the “EBITDA Goal”) and/or cash flow (the “Cash Flow Goal”). Specifically, each Leadership Participant will be entitled to receive (i) a bonus in an amount equal to 50% of such Leadership Participant’s Maximum Award if the EBITDA Goal is achieved by December 31, 2006 and/or (ii) a bonus in an amount equal to 50% of such Leadership Participant’s Maximum Award if the Cash Flow Goal is achieved by December 31, 2006. Any such bonus shall be payable 50% in cash and, subject to approval of the proposal to increase the shares available under the 2003 Global Crossing Limited Stock Incentive Plan (the “Share Plan”) at the 2004 annual general meeting of shareholders scheduled for December 15, 2004, 50% in shares of common stock of the Company issued under the Share Plan. Shares awarded under the Leadership Program will be valued based on the closing price of the common stock on the Nasdaq National Market on November 19, 2004, the date on which the Leadership Program was approved. To earn a bonus award under the Leadership Program, a Leadership Participant must be employed by the Company when performance goals are achieved and on the date of payment. If both the EBITDA Goal and the Cash Flow Goal are achieved, the aggregate bonus amount to be paid out under the Leadership Program would be approximately $5.5 million (based on the closing price of the Company’s common stock on the Nasdaq National Market on November 19, 2004). Awards under the Leadership Program are in addition to any award payable under the annual cash bonus program or any other compensatory plan or arrangement.

In addition, on November 19, 2004, the Board also modified the 2004 annual cash bonus program (the “Bonus Program”) at the recommendation of the Compensation Committee of the Board in light of changes to the Company’s business plan relating to its recently announced restructuring. The Bonus Program is an annual cash incentive program intended to retain employees and to motivate them to help the Company achieve its financial goals. The participants in the Bonus Program include all executive officers of the Company and substantially all other employees other than sales employees and employees covered by collective bargaining agreements (collectively, the “Bonus Participants”).

When the Bonus Program was originally established in early 2004, Bonus Participants were given threshold, target and maximum bonus award opportunities based on their level of employment. Target opportunities for executive officers ranged from 55% to 100% of base salary, with threshold opportunities equal to 60% of the target opportunity, and maximum opportunities equal to 130% of the target opportunity. Actual awards were to be made out of a Company-wide pool to be funded based on corporate performance against designated financial performance metrics relating to revenue, earnings and cash use. For performance at target, the pool was to be funded with an amount equal to the aggregate target bonus opportunities of all Bonus Participants, which would be approximately $36 million based on projected year-end headcount. For performance above or below target, the pool was to be funded with a greater or lesser amount determined using straight-line interpolation based on the threshold and maximum bonus opportunities and financial performance metrics; provided that no bonus was to be paid for performance below threshold, and the bonus for performance above maximum was to be capped at the maximum bonus opportunity.

After giving effect to the modifications made to the Bonus Program on November 19, 2004, each Bonus Participant is deemed to have earned 12.5% of his or her target annual bonus opportunity for performance for the first three quarters of 2004. For the fourth quarter of 2004, each Bonus Participant has been given a new bonus opportunity equal to 25% of his or her target annual bonus opportunity. The fourth quarter opportunity is based on new corporate financial performance metrics relating to earnings and cash use established in light of the recently announced restructuring plan. The fourth quarter bonus opportunity is capped at the new target opportunity amount. For performance below the new corporate performance metric target, the award will be a lesser amount determined using straight-line interpolation based on the threshold and target bonus opportunities and financial performance metrics; provided that no fourth quarter bonus will be paid for performance below threshold. To earn a bonus award under the amended Bonus Program, a Bonus Participant must be employed by the Company when performance goals are achieved and on the date of payment. If the fourth quarter financial targets are achieved, the aggregate bonus amount to be paid out under the modified Bonus Program would be approximately $14 million based on projected year-end headcount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2004

GLOBAL CROSSING LIMITED

By:	/s/ Daniel O’Brien
Name:	Daniel O’Brien
Title:	Executive Vice President and Chief Financial Officer